Filed Pursuant to Rule 424(b)(2)
Registration No. 333-187426

Calculation of the Registration Fee

Title of Each Class of Securities Offered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
3.20% Senior Notes due 2023	$300,000,000	99.912%	$299,736,000	$40,884

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(to Prospectus dated March 21, 2013)

INTERNATIONAL FLAVORS & FRAGRANCES INC.

$300,000,000

3.20% Senior Notes due 2023

We are offering $300,000,000 aggregate principal amount of 3.20% Senior Notes due 2023 (the “notes”). The notes will bear interest at a rate of 3.20% per annum and will mature on May 1, 2023. Interest on the notes will accrue from April 4, 2013, and we will pay interest on the notes semi-annually in arrears on May 1 and November 1 of each year, commencing on November 1, 2013.

We may, at our option, redeem the notes in whole or in part at any time or from time to time prior to maturity at the redemption price described in the section “Description of the Notes—Optional Redemption” in this prospectus supplement. Upon an occurrence of a “change of control triggering event,” we will be required to make an offer to repurchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to, but not including, the date of repurchase.

The notes are our direct, unsecured and unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The notes are a new issue of securities with no established trading market and will not be listed on any securities exchange.

Investing in the notes involves significant risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement and the documents incorporated by reference in this prospectus supplement, including our Annual Report on Form 10-K for the year ended December 31, 2012.

	Per Note	Total
Public offering price (1)	99.912%	$299,736,000
Underwriting discount	0.650%	$1,950,000
Proceeds, before expenses, to International Flavors & Fragrances Inc.	99.262%	$297,786,000

(1)	Plus accrued interest from April 4, 2013, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made to investors through the book-entry facilities of The Depository Trust Company and its direct participants, including Euroclear Bank, S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, against payment on or about April 4, 2013.

Joint Book-Running Managers

Morgan Stanley	J.P. Morgan

Senior Co-Managers

Citigroup	BNP PARIBAS

Co-Managers

HSBC	ING	Mitsubishi UFJ Securities

RBS	Santander	U.S. Bancorp	Wells Fargo Securities

The date of this prospectus supplement is April 1, 2013.

We are responsible for the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus with respect to this offering filed by us with the Securities and Exchange Commission (the “SEC”). We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. This prospectus supplement, the accompanying prospectus and any such free writing prospectus may be used only for the purposes for which they have been prepared. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference herein and therein is accurate as of any date other than their respective dates. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

Unless we have indicated, or the context otherwise requires, references in this prospectus supplement to “IFF,” “the Company,” “we,” “us,” “our,” or similar terms are to International Flavors & Fragrances Inc. and its subsidiaries.

ABOUT THIS PROSPECTUS SUPPLEMENT

We are providing information to you about this offering in two parts. The first part is this prospectus supplement, which provides the specific details regarding this offering. The second part is the accompanying prospectus, which provides general information. Generally, when we refer to this “prospectus,” we are referring to both documents combined. This prospectus supplement may add, update or change information contained in or incorporated by reference in the accompanying prospectus. Some of the information contained in or incorporated by reference in the accompanying prospectus may not apply to this offering. If the information in this prospectus supplement or the information incorporated by reference in this prospectus supplement is inconsistent with information contained in or incorporated by reference in the accompanying prospectus, you should rely on the information in this prospectus supplement or the information incorporated by reference in this prospectus supplement.

S-i

SUMMARY

This summary is not complete and does not contain all of the information that may be important to you. You should read the entire prospectus supplement and accompanying prospectus carefully, including the section entitled “Risk Factors,” as well as the documents incorporated by reference, before making an investment decision.

The Company

We create, manufacture and supply flavors and fragrances for the food, beverage, personal care and household products industries either in the form of compounds or individual ingredients. Our flavors and fragrances compounds combine a large number of ingredients that are blended, mixed or reacted together to produce proprietary formulas created by our perfumers and flavorists. Utilizing our capabilities in consumer insight, in research and product development and in creative expertise, we collaborate with our customers to drive consumer preference for our customers’ brands. This collaboration in turn helps bolster our customers’ market share and grow equity in their brand portfolio.

The global market for flavors and fragrances has expanded consistently, primarily as a result of an increase in demand for, as well as an increase in the variety of, consumer products containing flavors and fragrances. The flavors and fragrances market is part of a larger market which supplies a variety of ingredients and components that consumer products companies utilize in their products. The broader market includes large multinational companies and smaller regional and local participants that supply products such as seasonings, texturizers, spices, enzymes, certain food related commodities, fortified products and cosmetic ingredients. In 2012, we achieved sales of approximately $2.8 billion. Within the flavors and fragrances sub-segment of this broader market, the top four companies comprise approximately two-thirds of the total estimated sales, and we estimate that we have approximately 16% of the flavors and fragrances market, sharing the second position. We believe that our diversified business platform consisting of expansive geographic coverage, a broad product portfolio and a global and regional customer base, positions us to achieve long-term growth as the flavors and fragrances markets expand.

With operations in 32 different countries worldwide and approximately 5,700 employees, we collaborate with our customers to serve consumers in more than 100 countries. We operate in two business segments, Flavors and Fragrances, with sales to customers in the four regions set forth below:

Region	% of 2012 Sales
Europe, Africa, Middle East	32%
Greater Asia	27%
North America	25%
Latin America	16%

We believe that significant future growth for the flavors and fragrances industry, and for our business, will come from the emerging markets (which we consider all markets except North America, Japan, Australia, and Western, Southern and Northern Europe). Our focus on emerging markets reflects the fact that over the past five years our local currency growth rate in emerging markets has significantly outpaced that of developed markets. The emerging market local currency growth rate in 2012 was 8%. IFF has a strong commitment to emerging markets. We have had operations in some of the largest emerging markets for decades, such as India, in which we began operations in 1931. As a result of these established operations, sales in emerging markets represented 47% of our sales in 2012, up from 46% in 2011. As our customers in emerging markets grow their businesses, we believe we have the ability to leverage our long-standing presence in those regions and our extensive market knowledge to help drive their brands.

In addition to our geographic diversity, we believe we have a diversified product portfolio that helps to provide our business stability in challenging economic environments. In 2012, our Flavors business represented 49% of our sales while our Fragrances business represented 51% of our sales.

Our Strategic Priorities

We are focused on generating sustainable profitable growth in our business and positioning our portfolio for long-term growth. We believe we can improve our long-term business performance and increase shareholder value by leveraging our geographic reach, strengthening our innovation platform and maximizing our portfolio. The key elements of these strategic priorities are the following:

•

Leverage geographic reach: Our strong geographic reach allows us to capture the benefits of attractive population growth and wealth creation in emerging markets which represents a key component of our growth plan. In emerging markets, strong GDP growth and a significant expansion of the middle-class consumer are expanding the demand for better-flavored and fragranced consumer products. To support this trend, we have made significant investments in emerging markets. Since 2008, we have opened five state-of-the-art creative centers in Shanghai, Sao Paulo, Moscow, Mumbai and Delhi. In 2012 we opened a new manufacturing facility in Singapore and expect to open our new flavors facility in China in the first half of 2013. Both of these manufacturing facilities are part of our $100 million investment in the growing markets of Asia. In 2012, we also announced a $50 million investment in building out our facility in Gebze, Turkey to add capacity in the region. We expect that the emerging markets will represent a greater percentage of our sales than the developed markets by 2015.

•

Strengthen innovation platform: We continue to focus on creating innovative and distinctive products that drive consumer preference for our customers’ brands. We have been strengthening our platforms by leveraging our knowledge of consumer trends to drive technological developments and external collaborations to better anticipate and address consumers’ future needs. We anticipate that this renewed focus will be instrumental in driving customer growth, as our consumer-centric innovation will allow our customers to win in the marketplace and drive market share gains. To capture these opportunities in Flavors, we are focusing on key taste modulation technology to provide consumers with our healthier solutions without a change in the taste quality, particularly with regard to sodium and sweetness modulation. Since 2010, we have increased the number of products in our sweetness modulation portfolio by 57% and in our salt and umami modulation portfolio by 215%. In Fragrances, we are focusing on ingredients, including our naturals portfolio, and delivery systems.

•

Maximize portfolio: We believe in a disciplined, analytical approach toward value creation to maximize our portfolio and drive profitability. We have identified opportunities where we can accelerate our performance by further leveraging our advantaged portfolio and implementing solutions to fix less attractive areas. These solutions include appropriate pricing actions, greater efficiency in our supply chain, aligning resources behind our advantaged portfolio, and, in some cases, phasing out some low margin sales activities as was the case in 2012 within our Flavors business unit.

General

Our principal executive offices are located at 521 West 57th Street, New York, New York 10019. Our telephone number at that location is (212) 765-5500. Our home page on the internet is www.iff.com. Other than the information expressly set forth or incorporated by reference, the information contained, or referred to, on our website is not part of this prospectus supplement or the accompanying prospectus.

The Offering

Issuer	International Flavors & Fragrances Inc., a New York corporation.

Securities Offered	$300,000,000 aggregate principal amount of 3.20% Senior Notes due 2023.

Maturity Date	The notes will mature on May 1, 2023 unless previously redeemed.

Interest	Interest will accrue at an annual rate of 3.20% on the notes. Interest will be paid semi-annually in arrears on May 1 and November 1 of each year, beginning on November 1, 2013.

Ranking	The notes are our direct, unsecured and unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. See “Description of the Notes—Ranking” in this prospectus supplement.

Optional Redemption	We may redeem the notes, at our option, in whole or in part at any time or from time to time before maturity, at the redemption price described in this prospectus supplement. See “Description of the Notes—Optional Redemption” in this prospectus supplement.

Repurchase Upon Change of Control Triggering Event

Upon the occurrence of a “change of control triggering event,” as described in “Description of the Notes—Offer to Repurchase Upon a Change of Control Triggering Event” in this prospectus supplement, we will be required to make an offer to repurchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase.

Covenants	The notes and the indenture relating to the notes limit, among other things, our ability to engage in mergers or consolidations, to create liens and to transfer or lease all or substantially all of our assets. See “Description of the Notes—Certain Covenants” in this prospectus supplement.

Further Issuances	We may, from time to time and without the consent of the holders, create and issue additional notes with the same terms (including maturity and interest payment terms) as, and ranking equally and ratably with, the notes initially offered in this offering. There is no limit on the amount of notes that can be issued under the indenture governing the notes.

Use of Proceeds	We intend to use the net proceeds from this offering for general corporate purposes, including working capital.

Sinking Fund	None.

Denomination and Form	We will issue the notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company (“DTC”). Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Risk Factors	See “Risk Factors” in this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus to understand the risks associated with an investment in the notes.

Listing	The notes will not be listed on any securities exchange or included in any automated quotation system. The notes are new securities for which no market currently exists. We cannot assure you that any active or liquid market will develop in the notes.

Trustee	U.S. Bank National Association.

Governing Law	New York.

RISK FACTORS

An investment in the notes involves significant risks. You should consult with your own financial and legal advisers and carefully consider, among other matters, the following risks and those described in our Annual Report on Form 10-K for the year ended December 31, 2012 and the other documents incorporated herein by reference. You should carefully consider the risks described in those reports and the other information in this prospectus supplement and accompanying prospectus before you decide to invest in the notes. Such risks and uncertainties are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect us. If any of those risks were to occur, our financial condition, operating results and prospects, as well as the value of the notes, could be materially adversely affected.

The notes will be subject to the prior claims of any secured creditors, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the notes.

The notes are unsecured obligations, ranking equally with our other senior unsecured indebtedness and effectively junior to any secured indebtedness we may incur. If we incur secured debt, our assets securing any such indebtedness will be subject to prior claims by our secured creditors. In the event of the bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up of the Company, our assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in any remaining assets ratably with all of our other unsecured and unsubordinated creditors, including trade creditors. If there are not sufficient assets remaining to pay all these creditors, then all or a portion of the notes then outstanding would remain unpaid.

The notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

The notes are our obligations exclusively and not of any of our subsidiaries. A significant portion of our operations is conducted through our subsidiaries. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the notes or to make any funds available therefor, whether by dividends, loans or other payments. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors, including trade creditors of our subsidiaries, will have priority with respect to the assets of such subsidiaries over our claims (and therefore the claims of our creditors, including holders of the notes). Consequently, the notes will be structurally subordinated to all liabilities, including trade payables, of our subsidiaries and any subsidiaries that we may in the future acquire or establish. As of December 31, 2012, our subsidiaries had approximately $997,591,000 of outstanding liabilities, including trade payables, but excluding intercompany liabilities and deferred gains.

In addition, the indenture governing the notes permits our subsidiaries to incur additional indebtedness, and does not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by our subsidiaries.

We may incur additional indebtedness.

The indenture governing the notes does not prohibit us from incurring additional unsecured indebtedness in the future. We are also permitted to incur additional secured indebtedness that would be effectively senior to the notes subject to limitations described in the section “Description of the Notes—Certain Covenants” in this prospectus supplement. The indenture governing the notes also permits unlimited additional borrowings by our subsidiaries that are effectively senior to the notes. In addition, the indenture does not contain any restrictive covenants limiting our ability to pay dividends or make payments on junior or other indebtedness.

Our credit ratings may not reflect all risks of an investment in the notes.

The notes are expected to be rated by at least one nationally recognized statistical rating organization. The ratings of the notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, the notes. In addition, real or anticipated changes in our credit ratings will generally affect any trading market for, or trading value of, the notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time. There is no assurance that a credit rating will remain for any given period of time or that a credit rating will not be lowered or withdrawn by the relevant rating agency if, in its judgment, circumstances so warrant. In the event that a credit rating assigned to the notes or to us is subsequently lowered for any reason, no person or entity is obliged to provide any additional support or credit enhancement with respect to the notes, and the market value of the notes is likely to be adversely affected.

You may not be able to sell your notes because a trading market for your notes may not develop or be maintained.

In making your evaluation of the notes, you should assume that you will be holding the notes until their maturity. The notes are new securities for which no market currently exits. The notes will not have an established trading market when issued. We will not list the notes on any securities exchange. We cannot assure you that a trading market for your notes will ever develop or be maintained. If an active market for the notes does not develop or is not maintained, the value and liquidity of the notes may be adversely affected.

Many factors affect the trading market and market value of your notes.

In addition to our credit ratings, creditworthiness, financial condition and results of operations, many other factors may affect the market value of, and trading market for, your notes. These factors include:

•	the time remaining to the maturity of your notes;

•	the outstanding amount of your notes and other debt securities with the same terms;

•	any redemption or repayment features of your notes;

•	the supply of notes trading in the secondary market, if any;

•	market rates of interest higher or lower than rates borne by your notes; and

•	the level, direction and volatility of market interest rates generally.

These factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. In addition, there may be a limited number of buyers if you decide to sell your notes. This may affect the price you receive for your notes or your ability to sell your notes at all. Notes that are designed for specific investment objectives or strategies often experience a more limited trading market and more price volatility than those not so designed. You should not purchase notes unless you understand and know you can bear all of the investment risks involving the notes.

An increase in market interest rates could result in a decrease in the value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase fixed rate notes and market interest rates increase, the market value of your fixed rate notes may decline. We cannot predict the future level of market interest rates.

There may be certain tax consequences of holding the notes.

Different holders will be treated differently depending on the terms of the notes and their own particular status and circumstances. Potential investors should consider, and consult with their own tax advisers about the U.S. federal income (as well as applicable state, local and foreign income and other) tax consequences to them of investing in, holding, and disposing of the notes.

The notes may not be a suitable investment for all investors.

You must determine the suitability of your investment in light of your own circumstances. In particular, you should (1) have sufficient knowledge and experience to make a meaningful evaluation of the notes, the merits and risks of investing in the notes and the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus; (2) have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of your particular financial situation, an investment in the notes and the impact the notes will have on the your overall investment portfolio; (3) have sufficient financial resources and liquidity to bear all of the risks of an investment in the notes; (4) understand thoroughly the terms of the notes and be familiar with the behavior of any relevant indices and financial markets; and (5) be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect your investment and your ability to bear the applicable risks.

To the extent we would be required to repurchase the notes upon a change of control triggering event, we may not have sufficient cash at such time to repurchase all the notes plus all other notes subject to a change of control triggering event repurchase obligation.

The notes will require us to offer to repurchase all or any part of the notes upon the occurrence of a Change of Control Triggering Event, as defined in the “Description of the Notes—Repurchase Upon Change of Control Triggering Event” section of this prospectus supplement. We may in the future issue additional notes and enter into additional debt instruments that require us to repurchase or repay the principal amount of debt outstanding (plus, in certain circumstances a premium) upon the occurrence of a Change of Control Triggering Event or similar event. If such event were to occur, we may not have sufficient financial resources available to satisfy all those obligations, and consequently we may not be able satisfy our obligations to repurchase your notes.

Holders of the notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of “change of control” in the notes includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our and our subsidiaries’ assets. There is no precise, established and binding interpretation of the phrase “substantially all” under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a sale, lease, transfer, conveyance or other disposition of “substantially all” our and our subsidiaries’ assets. As a result, in certain circumstances, it may be unclear whether a Change of Control Triggering Event has occurred and therefore whether a holder of notes has the right to require us to repurchase those notes.

We may redeem the notes at our option, which may adversely affect your return on the notes.

The notes are redeemable at our option, and we may, therefore, choose to redeem all or part of the notes at any time prior to the maturity date, including at times when prevailing interest rates are relatively low. In the event that we redeem the notes prior to maturity, you may not be able to reinvest the proceeds you receive from the redemption in a comparable security at an effective interest rate as high as the interest rate on your notes being redeemed.

FORWARD-LOOKING STATEMENTS

Statements in this prospectus supplement and the documents incorporated by reference, which are not historical facts or information, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current assumptions, estimates and expectations and include statements concerning (i) our ability to capitalize on our emerging market presence to achieve our growth targets, (ii) the impact of our profit improvement initiatives, (iii) our competitive position in the market and financial performance in 2013, (iv) future local currency growth rates and drivers of growth, (v) the impact of our strategy to exit certain low margin sales activities, (vi) our ability to continue to recover margins and offset the effects of elevated raw material costs, and (vii) our ability to leverage our knowledge of consumer trends and engage in collaborations that lead to new technologies. These forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in the Company’s business that could cause actual results and events to differ materially from those in the forward-looking statements. Certain of such forward-looking information may be identified by such terms as “expect,” “anticipate,” “believe,” “outlook,” “may,” “estimate,” “should,” “predict” and similar terms or variations thereof. Such forward-looking statements are based on a series of expectations, assumptions, estimates and projections about the Company, are not guarantees of future results or performance, and involve significant risks, uncertainties and other factors, including assumptions and projections, for all forward periods. Actual results of the Company may differ materially from any future results expressed or implied by such forward-looking statements. Such factors include, among others, the following:

•	the economic climate for the Company’s industry and demand for the Company’s products;

•	the ability of the Company to successfully implement its strategic plan and achieve the estimated savings;

•	fluctuations in the price, quality and availability of raw materials;

•	decline in consumer confidence and spending;

•	changes in consumer preferences;

•	the Company’s ability to predict the short and long-term effects of global economic conditions;

•	movements in interest rates;

•	the Company’s ability to implement its business strategy, including the achievement of anticipated cost savings, profitability, realization of price increases and growth targets;

•	the Company’s ability to successfully develop new and competitive products and enter and expand its sales in new and other emerging markets;

•	the effects of any unanticipated costs and construction or start-up delays in the expansion of any of the Company’s facilities;

•	the impact of currency fluctuations or devaluations in the Company’s principal foreign markets;

•	any adverse impact on the availability, effectiveness and cost of the Company’s hedging and risk management strategies;

•

uncertainties regarding the outcome of, or funding requirements, related to litigation or settlement of pending litigation, uncertain tax positions or other contingencies, including the final assessment for the Company’s Spanish subsidiaries’ 2011 tax return and appeal regarding the tax assessments for the 2002-2003 fiscal years;

•

the impact of possible pension funding obligations and increased pension expense, particularly as a result of changes in asset returns or discount rates, on the Company’s cash flow and results of operations;

•	the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its representatives by U.S. and foreign governments;

•	adverse changes in federal, state, local and foreign tax legislation or adverse results of tax audits, assessments, or disputes;

•

the direct and indirect costs and other financial impact that may result from any business disruptions due to political instability, armed hostilities, incidents of terrorism, natural disasters, or the responses to or repercussion from any of these or similar events or conditions;

•	the Company’s ability to quickly and effectively implement its disaster recovery and crisis management plans; and

•	adverse changes due to accounting rules or regulations.

The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the Company (such as in our other filings with the Securities and Exchange Commission (“SEC”) or in company press releases) for other factors that may cause actual results to differ materially from those projected by the Company. For additional information regarding factors that could affect the Company’s results of operations, financial condition and liquidity, see “Risk Factors” in this prospectus supplement and the accompanying prospectus, as well as the risks described in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q and as may be included from time to time in our reports filed with the SEC.

The Company intends its forward-looking statements to speak only as of the time of such statements and does not undertake or plan to update or revise them as more information becomes available or to reflect changes in expectations, assumptions or results. The Company can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of, or any material adverse change in, one or more of the risk factors or risks and uncertainties referred to in this prospectus supplement and the accompanying prospectus, or included in any of our periodic reports filed with the SEC and incorporated by reference in this prospectus supplement could materially and adversely impact our operations and our future financial results.

USE OF PROCEEDS

We estimate that the net proceeds from the offering of the notes will be approximately $296,986,000 after deducting underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds from the offering of the notes for general corporate purposes, including for working capital.

CAPITALIZATION

The following sets forth our capitalization on a consolidated basis as of December 31, 2012. We have presented our capitalization on both an actual and an as adjusted basis to reflect the issuance and sale of the notes offered hereby and the application of the net proceeds from the issuance and sale of the notes. See “Use of Proceeds.” You should read the following table along with our financial statements and the accompanying notes to those statements, together with the information set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Incorporation of Certain Information by Reference” in this prospectus supplement and “Where You Can Find More Information; Incorporation By Reference” in the accompanying prospectus.

	As of December 31, 2012
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$324,422	$621,408

Long-term debt:
Credit facilities	296,748	296,748
6.05% Series C Notes due 2013	100,000	100,000
6.14% Series D Notes due 2016	125,000	125,000
6.25% Series A Senior Notes due 2017	250,000	250,000
6.35% Series B Senior Notes due 2019	100,000	100,000
6.50% Series C Senior Notes due 2022	50,000	50,000
6.79% Series D Senior Notes due 2027	100,000	100,000
3.20% Senior notes due 2023 being offered hereby	—	300,000

Total long-term debt	1,021,748	1,321,748

Total shareholders’ equity(1)	1,248,808	1,248,808

Total capitalization	$2,270,556	$2,570,556

(1)	Does not include noncontrolling interest.

DESCRIPTION OF THE NOTES

The following discussion summarizes the material provisions of the notes and the indenture governing the notes. Because this is only a summary, it is not complete and does not describe every aspect of the notes and the indenture, and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, including definitions of certain terms in the indenture. You should read the indenture for provisions that may be important to you, but which are not included in this summary.

General

The notes will be governed by an indenture, to be dated April 4, 2013, between us and U.S. Bank National Association, as trustee.

The notes will initially be issued in the aggregate principal amount of $300,000,000. We may from time to time, without giving notice to or seeking the consent of the holders of the original notes, issue notes having the same ranking and the same interest rate, maturity and other terms as the original notes. Any additional notes having such similar terms, together with the applicable original notes, will constitute a single series of notes under the indenture, provided that any such further securities will be fungible with the notes for U.S. federal income tax purposes.

The notes will bear interest at 3.20% per annum. Interest on the notes will accrue from April 4, 2013, and will be payable semi-annually in arrears on May 1 and November 1 of each year, commencing November 1, 2013, to holders of record at the close of business on April 15 and October 15 (whether or not that date is a business day), as the case may be, immediately preceding such interest payment date. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. The notes will mature on May 1, 2023.

Any payment otherwise required to be made in respect of the notes on a date that is not a business day may be made on the next succeeding business day with the same force and effect as if made on that date. No additional interest will accrue as a result of a delayed payment. A “business day” is defined in the indenture as a day other than a Saturday, Sunday or other day on which banking institutions in New York City are authorized or required by law or regulation to close.

The notes will be issued only in fully registered form without coupons and in minimum denominations of $2,000 and integral multiples of $1,000 above that amount. The notes will be represented by one or more global securities registered in the name of Cede & Co., as nominee of DTC. Except as described below under “—Book-Entry Issuance; Delivery and Form,” the notes will not be issuable in certificated form.

Ranking

The notes will be our direct, unsecured and unsubordinated obligations and will rank on a parity with all of our existing and future other unsecured and unsubordinated indebtedness. The notes will be effectively subordinated to any of our existing and future secured indebtedness, to the extent of the assets securing such indebtedness, and will be effectively subordinated to all liabilities of our subsidiaries, including trade payables.

Optional Redemption

The notes may be redeemed, in whole or in part, at our option, at any time or from time to time. Prior to February 1, 2023 (three months prior to the maturity of the notes), the redemption price for the notes to be redeemed will be equal to the greater of the following amounts:

•	100% of the principal amount of the notes to be redeemed on that redemption date; and

•

the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed on that redemption date, not including any portion of any payments of interest accrued to the redemption date, discounted to the redemption date on a semi-annual basis at the Treasury Rate (as defined below), plus 25 basis points, as determined by the Reference Treasury Dealer (as defined below);

plus, in each case, accrued and unpaid interest on the notes to, but excluding, the redemption date.

On or after February 1, 2023, the redemption price for the notes to be redeemed will be equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest on the notes to, but excluding, the redemption date.

Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date in accordance with the notes and the indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

We will mail notice of any redemption at least 30 days, but not more than 60 days, before the redemption date to each registered holder of the notes to be redeemed. Once notice of redemption is mailed, the notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date. The notice of redemption will state any conditions applicable to a redemption and the amount of notes to be redeemed.

“Comparable Treasury Issue” means the U.S. Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (b) if the Quotation Agent obtains fewer than four Reference Treasury Dealer Quotations, the average of all these quotations.

“Quotation Agent” means the Reference Treasury Dealer selected by us.

“Reference Treasury Dealer” means (a) each of Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC (or their respective affiliates which are Primary Treasury Dealers (as defined below)), and their respective successors; provided, however, that if any of those entities ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”) we will substitute for those entities another Primary Treasury Dealer; and (b) any other Primary Treasury Dealer(s) selected by us.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption, unless we default in the payment of the redemption price and accrued interest. On or before the redemption date, we will deposit with a paying agent, or the trustee, money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If less than all of the notes are to be redeemed, the notes to be redeemed will be selected by the trustee, in accordance with the rules of DTC, by lot or in such other manner the trustee deems to be fair and appropriate.

Sinking Fund

The notes will not be entitled to the benefit of any mandatory redemption or sinking fund.

Book-Entry; Delivery and Form

Global Notes

The notes will be represented by one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC. We will not issue certificated notes to you, except in the limited circumstances described below. Each global note will be issued to DTC, which will keep a computerized record of its participants whose clients have purchased the notes. Each participant will then keep a record of its own clients. Unless it is exchanged in whole or in part for a certificated note, a global note may not be transferred. DTC, its nominees and their successors may, however, transfer a global note as a whole to one another, and these transfers are required to be recorded on our records or a register to be maintained by the trustee.

DTC, Clearstream and Euroclear

The descriptions of the operations and procedures of DTC, Euroclear and Clearstream set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. Neither we nor the underwriters take any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

DTC has advised us that it is (1) a limited purpose trust company organized under the laws of the State of New York, (2) a “banking organization” within the meaning of the New York Banking Law, (3) a member of the Federal Reserve System, (4) a “clearing corporation” within the meaning of the New York Uniform Commercial Code, as amended and (5) a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold notes for its participants and facilitates the clearance and settlement of notes transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include brokers and dealers, including the underwriters, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies, referred to as “indirect participants,” that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own notes held by or on behalf of DTC only through participants or indirect participants.

Pursuant to procedures established by DTC, upon deposit of each of the global notes, DTC will credit the accounts of participants designated by the initial purchasers with an interest in the global notes. Ownership of the notes will be shown on, and the transfer of ownership of notes will be effected only through, records maintained by DTC, with respect to the interests of participants, and the records of participants and the indirect participants, with respect to the interests of persons other than participants.

We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of such global note, is entitled to take, DTC would authorize the participants to take the action and the participants would authorize holders owning through the participants to take the action or would otherwise act upon the instruction of the holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes. Payments with respect to the principal of, and premium, if any, liquidated damages, if any, and interest on, any notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing the notes under the indenture. Under the terms of the indenture, we may treat, and the trustee may treat, the persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payment on the notes and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of these amounts to owners of beneficial interests in the global note, including principal, premium, if any, liquidated damages, if any, and interest.

Links have been established among DTC, Clearstream Banking, société anonyme, which we refer to as Clearstream, and Euroclear Bank S.A./N.V., which we refer to as Euroclear. Clearstream and Euroclear are two European book-entry depositaries similar to DTC, to facilitate the initial issuance of notes sold outside the United States and cross-market transfers of the notes associated with secondary market trading.

Noteholders may hold their notes through the accounts maintained by Euroclear or Clearstream in DTC only if they are participants of those systems, or indirectly through organizations that are participants in those systems. Euroclear and Clearstream will hold omnibus book-entry positions on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositaries, which in turn will hold such positions in customers’ securities accounts in the names of the nominees of the depositaries on the books of DTC. All securities in Euroclear and Clearstream are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

Transfers of notes by persons holding through Euroclear or Clearstream participants will be effected through DTC, in accordance with DTC rules, on behalf of the relevant European international clearing system by its depositaries; however, such transactions will require delivery of exercise instructions to the relevant European international clearing system by the participant in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the exercise meets its requirements, deliver instructions to its depositaries to take action to effect the exercise of the notes on its behalf by delivering notes through DTC and receiving payment in accordance with its normal procedures for next-day funds settlement. Payments with respect to the notes held through Euroclear and Clearstream will be credited to the cash accounts of Euroclear participants or Clearstream participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositaries. Euroclear and Clearstream may change any of their policies without notice.

Certificated Notes

We will only issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by a global note upon surrender by DTC of the global note if:

•

DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an event of default under the indenture has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•	we determine not to have the notes represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued. If a global note is exchanged for certificated notes, the trustee will keep the registration books for the notes at its corporate office and follow customary practices and procedures regarding those certificated notes.

Offer to Repurchase Upon Change of Control Triggering Event

Upon a Change of Control Triggering Event (as defined below), unless we have previously exercised any right to redeem the notes as described above under “—Optional Redemption,” each holder of notes will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”). In the Change of Control Offer, we will offer payment in cash equal to 101% of the aggregate principal amount of such notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to, but excluding, the date of repurchase (the “Change of Control Payment”).

Within 30 days following the date upon which the Change of Control Triggering Event occurs, or, at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will mail a notice to each holder of notes, with a copy to the trustee, describing the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days and no later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). If the notice is mailed prior to the date of consummation of the Change of Control, it will state that the Change of Control Offer is conditioned on the Change of Control being completed on or prior to the Change of Control Payment Date.

We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the indenture and the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Triggering Event provisions by virtue of compliance with such securities laws or regulations.

We will not be required to make a Change of Control Offer if a third party makes an offer to purchase the notes at a purchase price equal to 101% of the aggregate principal amount of the notes plus accrued and unpaid interest, if any, on such notes to the date of purchase, in the manner, at the times and otherwise in compliance with the requirements for a Change of Control Offer made by us and such third party purchases all the notes properly tendered and not withdrawn under its offer.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the trustee for cancellation the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of the notes being purchased by us.

For purposes of the foregoing discussion of a repurchase at the option of holders upon the occurrence of a Change of Control, the following definitions are applicable:

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible into such equity.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and of our subsidiaries’ properties or assets taken as a whole to any “person” (as that term is used in Section 13(d)(3) and Section 14(d) of the Exchange Act) other than us or one of our subsidiaries; (2) the adoption of a plan relating to our liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined in clause (1) above) becomes the beneficial owner (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our then outstanding Voting Stock (measured by voting power rather than number of shares); (4) the first day on which a majority of the members of our board of directors are not Continuing Directors; or (5) we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction.

“Change of Control Triggering Event” means the occurrence of both (1) a Change of Control and (2) a Ratings Event.

“Continuing Director” means, as of any date of determination, any member of our board of directors who (1) was a member of our board of directors on the date of the issuance of the notes; or (2) was elected to our board of directors, nominated for election, or whose nomination was approved, in each case, by a majority of the Continuing Directors who were members of our board of directors at the time of such nomination or election.

“Investment Grade” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or if applicable, the equivalent investment grade credit rating from any substitute Rating Agency selected by us.

“Moody’s” means Moody’s Investors Service, Inc.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity, and includes a “person” as used in Section 13(d)(3) of the Exchange Act.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s or S&P, or both as the case may be.

“Ratings Event” means the occurrence of the events described in (1) or (2) below on any date during the period commencing 60 days prior to the date of the public notice of the occurrence of a Change of Control or our intention to effect a Change of Control and ending 60 days following consummation of such Change of Control (the “Trigger Period”), which Trigger Period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies: (1) in the event the notes are rated by both Rating Agencies as investment grade, the rating of the notes shall be reduced so that the notes are rated below investment grade by both Rating Agencies, or (2) in the event the notes are rated investment grade by one Rating Agency and below investment grade by the other Rating Agency, the rating of the notes by either Rating Agency shall be decreased by one or more gradations (including gradations within rating categories, as well as between rating categories) so that the notes are then rated below investment grade by both Rating Agencies.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable.

Certain Covenants

Limitations on Liens

We will not, and will not permit any Restricted Subsidiary (as defined below) to, issue, incur, create, assume or guarantee any debt for borrowed money (collectively referred to as “Debt”) secured by any mortgage, security interest, pledge, lien, charge or other encumbrance (each a “Lien” and collectively, “Liens”) on any Principal Property (as defined below) or shares of stock or indebtedness of a Restricted Subsidiary, unless the notes, and, at our option, any other indebtedness or guarantee ranking equally with such notes, are secured equally and ratably with, or at our option, prior to, such secured Debt, for so long as such Debt is so secured.

This restriction will not apply to Debt secured by:

•

liens on property, shares of stock or indebtedness of an entity existing at the time it becomes a Restricted Subsidiary, but not created in anticipation of the transaction in which such entity becomes a Restricted Subsidiary;

•	liens on property acquired by us or a Restricted Subsidiary existing at the time of acquisition by us or a Restricted Subsidiary;

•

liens on property acquired by us or a Restricted Subsidiary and created prior to, at the time of, or within 180 days after the acquisition of such property, or the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such property, for the purpose of financing all or any part of the purchase price of such property, such construction or the making of such improvements;

•

liens on property, shares of stock or indebtedness of an entity existing at the time such entity is merged into or consolidated with us or a Restricted Subsidiary or at the time of a sale, lease or other disposition of all or substantially all of the properties of an entity as an entirety or substantially as an entirety to us or a Restricted Subsidiary, provided that the lien was not incurred in contemplation of such merger or consolidation or sale, lease or other disposition;

•

liens on our or a Restricted Subsidiary’s property or in favor of governmental bodies to secure payments of amounts owed under contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such liens;

•	liens to secure indebtedness owing to us or a Restricted Subsidiary;

•	liens existing on the date of the initial issuance of the notes; and

•

any extension, renewal or replacement of any Lien referred to above or of any Debt secured by that Lien; provided, however, that such extension, renewal or replacement Lien will secure no larger an amount of Debt than that existing at the time of such extension, renewal or replacement.

Notwithstanding the restrictions described above, we or a Restricted Subsidiary may issue, incur, create, assume or guarantee Debt secured by a Lien which would otherwise be subject to the foregoing restrictions without equally and ratably securing the notes, provided that after giving effect to the Debt secured by such Lien, the aggregate amount of all Debt so secured by Liens, not including Liens permitted above, does not exceed the greater of (1) 15% of Consolidated Net Tangible Assets (as defined below) or (2) $100 million.

Limitations on Sale and Lease-back Transactions

Sale and Lease-Back Transactions (as defined below) by us or any Restricted Subsidiary of any Principal Property, other than any such transaction involving a lease for a term of not more than three years or any such transaction between us and one of our Restricted Subsidiaries or between Restricted Subsidiaries, are prohibited unless at the effective time of such transaction:

•

we or the Restricted Subsidiary would be entitled, pursuant to the covenant relating to “Limitation on Liens,” without equally and ratably securing the notes, to incur Debt secured by a Lien on the Principal Property involved in such transaction in an amount at least equal to the Attributable Debt (as defined below) with respect to such Sale and Lease-Back Transaction; or

•

we or the Restricted Subsidiary applies, within 180 days of the effective date of the Sale and Lease-Back Transaction, an amount equal to the greater of (1) the net proceeds of such sale or (2) the Attributable Debt with respect to such Sale and Lease-Back Transaction, to either, or a combination of, (x) the prepayment or retirement, other than any mandatory retirement, mandatory prepayment or sinking fund payment or payment at maturity, of debt for borrowed money of us or a Restricted Subsidiary, other than debt subordinate to the notes or debt to us or a Restricted Subsidiary, that matures more than 12 months after its creation or (y) the purchase, construction or development of other comparable property.

Certain Definitions

For purposes of the foregoing discussion of certain covenants, the following definitions are applicable:

“Attributable Debt” as used with respect to a Sale and Lease-Back Transaction, means, at the time of determination, the lesser of (a) the fair market value of the Principal Property leased, as determined in good faith by our Board of Directors, or (b) the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof, including any period for which such lease has been extended, discounted at the rate of interest set forth or implicit in the terms of such lease, as determined in good faith by our Board of Directors, compounded semi-annually.

“Consolidated Net Tangible Assets” means, as of any particular time, the aggregate amount of assets included on our consolidated balance sheet as of the end of the last fiscal quarter for which financial information is available, less applicable reserves and other properly deductible items, after deducting from such amount:

•	all current liabilities, including current maturities of long-term indebtedness and current maturities of obligations under capital leases; and

•

the total of the net book values of all assets of us and our Subsidiaries properly classified as intangible assets under U.S. generally accepted accounting principles, including goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets.

“Principal Property” means the land, improvements, buildings and fixtures (including any leasehold interest therein), constituting the principal corporate office, any manufacturing plant or any manufacturing or research or engineering facility, whether owned at or acquired after the date of the indenture, that is owned or leased by us or a Restricted Subsidiary, that is located within the continental United States, and that has a net book value at the time of the determination in excess of the greater of 10% of our Consolidated Net Tangible Assets or $50 million, unless our Board of Directors has determined in good faith that such property is not material to the operation of the business conducted by us and our Subsidiaries taken as a whole; however, for purposes of the indenture, our corporate office located at 521 West 57th Street, New York, New York 10019-2960 will not be deemed a Principal Property.

“Restricted Subsidiary” means any Subsidiary (1) substantially all of whose property is located within the continental United States, (2) which owns a Principal Property and (3) in which our investment exceeds 1% of the aggregate amount of assets included on our consolidated balance sheet as of the end of the last fiscal quarter for which financial information is available. However, the term “Restricted Subsidiary” does not include any Subsidiary that is principally engaged in certain types of leasing and financing activities.

“Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing by us or any Restricted Subsidiary of any Principal Property, whether owned at the date of the issuance of the notes or thereafter acquired, excluding temporary leases of a term, including renewal periods, of not more than three years, that has been or is to be sold or transferred by us or any Restricted Subsidiary to such person with the intention of taking back a lease of this property.

“Subsidiary” means (a) any corporation at least a majority of whose outstanding voting stock shall at the time be owned, directly or indirectly, by us or by one or more of our subsidiaries or by us and one or more of our subsidiaries, (b) any general partnership, limited liability company, joint venture or similar entity, at least a majority of whose outstanding partnership or similar interests shall at the time be owned by us, or by one or more of our subsidiaries, or by us and one or more of our subsidiaries and (c) any limited partnership of which we or any of our subsidiaries is a general partner.

Consolidation, Merger and Sale of Assets

We may not consolidate or merge with or into, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation unless:

•	such successor assumes by supplemental indenture our obligations to pay principal, any premium and interest on the notes and observe all covenants and conditions under the indenture; and

•	we deliver an officers’ certificate and an opinion of counsel, each stating that such transaction or supplemental indenture, complies with the indenture.

Events of Default

The following are events of default under the indenture with respect to the notes:

•	we fail to pay interest when due and continuing for 30 days and the time for payment has not been properly extended or deferred;

•	we fail to pay the principal or any premium when due;

•

we fail to observe or perform any other covenant contained in the notes, and such failure continues for 30 days after we receive notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding notes; and

•	events of our bankruptcy, insolvency or reorganization, whether voluntary or not.

If an event of default occurs (other than an event of default relating to bankruptcy, insolvency or reorganization referred to in the fourth bullet above) and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes by written notice to us and the trustee may, and the trustee at the request of such holders shall, declare the principal of and accrued and unpaid interest, if any, on the notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest will be due and payable immediately. If an event of default referred to in the fourth bullet above occurs with respect to us, the principal of, and accrued and unpaid interest on, all outstanding securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders.

The holders of a majority in principal amount of the outstanding notes may waive any default or event of default with respect to the notes and its consequences, except defaults or events of default regarding payment of principal, any premium or interest. A waiver will eliminate the default.

If an event of default under the indenture occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture, unless the holders of the notes have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, provided that:

•	such proceeding or exercise is not in conflict with any law or the indenture;

•	the trustee may take any other action deemed proper by it that is not inconsistent with directions from the holders; and

•

unless otherwise provided under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the notes will only have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the trustee of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request;

•	those holders have offered reasonable indemnity to the trustee to institute proceedings as trustee; and

•	the trustee does not institute a proceeding, and does not receive conflicting directions within 60 days.

These limitations do not apply to a suit brought by a holder of the notes if we default in the payment of the principal, any premium or interest. Any right of a holder of the notes to receive payments of t’he principal of, and premium, if any, and any interest on the notes on or after the due dates expressed in the notes and to institute suit for the enforcement of any such payment on or after such dates will not be impaired or affected without the consent of such holder.

Modification of Indenture

We and the trustee may change the indenture without the consent of any holders to:

•

cure any ambiguity, mistake or inconsistency in the indenture or in the notes or make any other provisions with respect to matters or questions arising under the indenture, as long as the interests of the holders are not materially and adversely affected;

•	reflect that a successor has succeeded us and has assumed our covenants and obligations under the notes and the indenture;

•	provide for uncertificated debt securities in addition to or in place of certificated notes;

•	add further covenants for the benefit of the holders of the notes or surrender any right or power conferred on us with respect to the notes;

•	to add to, delete from, or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication, and delivery of the notes;

•	to make any change that does not adversely affect the rights of any holder of the notes in any material respect;

•	to provide for the issuance of additional notes as provided in the indenture or to add to the rights of the holders of the notes;

•	to add or change CUSIP numbers or other identifying numbers of the notes upon notice to holders of such notes;

•	to remove any legends placed on a note in accordance with the indenture;

•	pledge property as security for the notes;

•	add any additional event of default with respect to the notes;

•	to change or eliminate any of the provisions of the indenture if such change or elimination becomes effective only when there is no notes outstanding created prior to such change or elimination; or

•	evidence the appointment of a successor trustee in accordance with the provisions of the indenture.

In addition, the rights of holders of notes may be changed by us and the trustee with the written consent of the holders of a majority of the principal amount of the notes affected by such change at the time outstanding. However, the following changes may only be made with the consent of each affected holder:

•	extending the fixed maturity;

•	reducing the principal amount or any premium;

•	reducing the rate of or extending the time of payment of interest;

•	reducing any premium payable upon redemption;

•	reducing the percentage of notes outstanding required to consent to any amendment to the indenture or to the notes;

•	modify the right of any holder to receive or sue for payment of interest, principal or premium, if any, that would be due at maturity; or

•	expressly subordinate the obligations of the notes to other indebtedness of the Company.

Defeasance

The indenture provides that, subject to conditions specified in the indenture, we may elect either:

•	defeasance, whereby we are discharged from any and all obligations with respect to the notes, except as may be otherwise provided in the indenture; or

•	covenant defeasance, whereby we are released from our obligations described above under “—Limitation on Liens” and “—Limitations on Sale and Lease-Back Transactions.”

We may do so in either case by depositing with the trustee, as trust funds, cash, and/or government securities which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal and any premium and interest on the notes and all other sums payable by us under the indenture in connection with the notes. This type of a trust may only be established if, among other things, we have delivered to the trustee an opinion of counsel meeting the requirements set forth in the indenture.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

The trustee with respect to the notes is U.S. Bank National Association, which will also serve as registrar and paying agent with respect to the notes.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

The following discussion summarizes certain material U.S. federal income tax considerations with respect to the purchase, ownership and disposition of the notes. The following discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service (“IRS”), all as in effect as of the date of this offering. These authorities may change or be subject to differing interpretations. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. The following discussion is not binding on the IRS or a court and, accordingly, there can be no assurance that the IRS or a court will not take a contrary position regarding any of the matters discussed below.

The following discussion applies only to holders that will hold their notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, the following discussion is limited to persons purchasing the notes for cash upon original issuance at the price indicated on the cover of this prospectus supplement. The following discussion does not address all U.S. federal income tax considerations with respect to the purchase, ownership and disposition of the notes and does not address all aspects of U.S. federal income taxation that may be important to particular holders in light of their individual circumstances, such as holders subject to special tax rules (e.g. a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark to market treatment, person that will hold notes as a position in a “straddle,” hedge, conversion or other integrated transaction, tax-exempt organization, an entity classified as a partnership for U.S. federal income tax purposes, a U.S. Holder (as defined below) whose “functional currency” is not the United States dollar, controlled foreign corporation, passive foreign investment company or certain former United States citizens and residents). In addition, the following discussion does not address any foreign, state or local tax considerations. Each prospective investor is urged to consult its own tax advisor regarding the U.S. federal, state, local and foreign income and other tax consequences of the purchase, ownership and disposition of the notes.

If an entity classified as a partnership for U.S. federal income tax purposes holds a note, the treatment of a partner in the partnership generally will depend on the status of such partner and upon the activities of the partnership. Accordingly, if you are an entity classified as a partnership for U.S. federal income tax purposes or a beneficial owner of such entity, you should consult your own tax advisor regarding the specific U.S. federal income tax consequences to you of the purchase, ownership and disposition of the notes.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of a note that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) an entity classified as a corporation for U.S. federal income tax purposes, created in or organized under the law of the United States or any state or political subdivision thereof, (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and with respect to which one or more United States persons have the authority to control all substantial decisions of the trust, or (B) that has in effect a valid election under applicable United States Treasury Regulations to be treated as a United States person. A beneficial owner of a note that is not a U.S. Holder or an entity classified as a partnership or disregarded entity for U.S. federal income tax purposes is referred to herein as a “Non U.S. Holder.”

U.S. Holders

Payments of interest. Generally, “qualified stated interest” on a note will be taxable to a U.S. Holder as ordinary interest income in accordance with the holder’s regular method of accounting for U.S. federal income tax purposes. The term “qualified stated interest” means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer), at least annually over the entire term of the note at a single fixed rate or, subject to certain conditions, based on one or more interest indices. The stated interest on the notes should constitute qualified stated interest.

Sale, exchange, retirement or other disposition of the notes. Upon a sale, exchange, retirement or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between the amount realized on the disposition (other than an amount attributable to accrued but unpaid qualified stated interest, which will be taxable as ordinary interest income as discussed above to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in such note. A U.S. Holder’s adjusted tax basis in a note generally will be equal to the cost of the note to such U.S. Holder. Generally, any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for such note is more than one year at the time of disposition. For non-corporate U.S. Holders, long-term capital gains generally will be subject to reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

New legislation regarding Medicare tax. Pursuant to new legislation enacted as part of the Health Care and Education Reconciliation Act of 2010, certain U.S. Holders, including individuals, estates and trusts, will be subject to an additional 3.8% Medicare tax on all or a portion of their “net investment income,” which may include all or a portion of their interest from and net gains from their disposition of the notes. U.S. Holders are urged to consult their own tax advisors regarding the implications of the new Medicare tax resulting from an investment in the notes.

Non-U.S. Holders

Interest. Subject to the discussion below with respect to the Foreign Account Tax Compliance Act (“FATCA”) and the discussion below with respect to backup withholding, all payments of interest on the notes made to a Non-U.S. Holder, will be exempt from U.S. federal withholding tax under the “portfolio interest rule,” provided that: (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) such Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, (iii) such Non-U.S. Holder is not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code, (iv) such Non U.S. Holder certifies, under penalties of perjury, to us or our paying agent on IRS Form W-8BEN (or appropriate substitute form) that it is not a United States person and provides its name, address and certain other required information or certain other certification requirements are satisfied and (v) interest paid on the notes is not effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest made to such Non-U.S. Holder will be subject to the 30% U.S. federal withholding tax unless such Non-U.S. Holder provides us with a properly executed (i) IRS Form W-8BEN (or appropriate substitute form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (ii) IRS Form W-8ECI (or appropriate substitute form) stating that interest paid or accrued on the notes is not subject to U.S. federal withholding tax because it is effectively connected with the conduct of a trade or business in the United States.

Sale, exchange, retirement or other disposition of the notes. Subject to the discussion below with respect to FATCA and the discussion below with respect to backup withholding and except with respect to amounts attributable to accrued but unpaid qualified stated interest, which will be taxable as described above under “—Interest,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on the receipt of payments of principal on a note, or on any gain recognized upon the sale, exchange, retirement or other disposition of a note, unless in the case of any such gain (i) such gain is effectively connected with the conduct by such Non U.S. Holder of a trade or business within the United States and, if a treaty applies (and the Non-U.S. Holder complies with applicable certification and other requirements to claim treaty benefits), is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States (as described below under

“—Income Effectively Connected with a U.S. Trade or Business”) or (ii) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met.

Income effectively connected with a U.S. trade or business. If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if interest on the notes or gain realized on the sale, exchange or other disposition of the notes is effectively connected with the conduct of such trade or business (and if required by an applicable income tax treaty, is attributable to a United States permanent establishment), the Non-U.S. Holder generally will be subject to U.S. federal income tax on such income or gain, as applicable, in generally the same manner as if the Non-U.S. Holder were a U.S. Holder. Payments of interest, or gain realized on the sale, exchange or other disposition of the notes, that are effectively connected with a U.S. trade or business (and, if an income tax treaty applies, attributable to a permanent establishment or fixed base), and therefore included in the gross income of a Non-U.S. Holder, will not be subject to the 30% U.S. federal withholding tax provided that, in the case of payments of interest, the Non-U.S. Holder claims exemption from withholding on a properly executed IRS Form W-8ECI (or appropriate substitute form). In addition, if such Non-U.S. Holder is a foreign corporation, such corporation may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

FATCA. Under FATCA, gross proceeds from the sale, exchange or other disposition of a note realized by, and payments of interest on a note made to, certain non-U.S. persons, including certain foreign financial institutions and investment funds, could be subject to a 30% withholding tax unless such non-U.S. person complies with certain requirements, including reporting requirements regarding its direct and indirect U.S. owners and/or U.S. account holders. Such withholding could apply to payments made to a non-U.S. person regardless of whether the non-U.S. person is the beneficial owner of a note or holds a note for the account of others. Pursuant to Treasury Regulations pertaining to the implementation of FATCA, the obligation to withhold on U.S. source interest payments under FATCA begins on January 1, 2014, and the obligation to withhold on payments of gross proceeds from the sale or other disposition of property of a type that can produce U.S. source interest begins on January 1, 2017. Potential investors are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on an investment in the notes.

Information Reporting and Backup Withholding

U.S. Holders. Payments to a U.S. Holder of interest on a note, or proceeds from the sale or other disposition of a note by a U.S. Holder, are generally subject to information reporting unless the U.S. Holder is an exempt recipient (such as a corporation). Such payments may also be subject to backup withholding tax if such U.S. Holder fails to supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise fails to establish an exemption from backup withholding or if the U.S. Holder fails to report in full dividend and interest income. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against that U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders. In general, a Non-U.S. Holder will not be subject to backup withholding tax with respect to payments of interest on the notes provided that we do not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person as defined under the Code, and we have received from the Non-U.S. Holder the required certification that it is a Non-U.S. Holder. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against that Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. Generally, the name and address of the beneficial owner and the amount of interest paid on a note, as well as the amount, if any, of tax withheld, will be reported to the IRS.

Foreign, State and Local Tax Considerations

In addition to the U.S. federal income tax consequences described above, holders of notes should consider the foreign, state and local tax consequences of purchasing, owning, and disposing of the notes. Foreign, state and local tax laws may differ substantially from the corresponding U.S. federal tax law, and this discussion does not purport to describe any aspect of the tax laws of any foreign jurisdiction, state or locality. Holders of the notes should therefore consult their own tax advisors with respect to the various foreign, state and local tax consequences of an investment in the notes.

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below, for whom Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC are acting as representatives, and each of the underwriters has severally agreed to purchase, the respective principal amount of the notes set forth opposite its name below:

Underwriter	Principal Amount of notes
Morgan Stanley & Co. LLC	$150,000,000
J.P. Morgan Securities LLC	90,000,000
BNP Paribas Securities Corp.	12,000,000
Citigroup Global Markets Inc.	12,000,000
Mitsubishi UFJ Securities (USA), Inc.	9,000,000
RBS Securities Inc.	6,000,000
U.S. Bancorp Investments, Inc.	6,000,000
HSBC Securities (USA) Inc.	3,750,000
ING Financial Markets LLC	3,750,000
Santander Investment Securities Inc.	3,750,000
Wells Fargo Securities, LLC	3,750,000

Total	$300,000,000

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligation of the several underwriters to purchase the notes to be purchased thereunder depends on the satisfaction of certain customary conditions contained in the underwriting agreement. Under the terms and conditions of the underwriting agreement, if the underwriters take any of the notes, then the underwriters are obligated to take and pay for all of the notes.

The underwriters initially propose to offer part of the notes directly to the public at the initial offering price set forth on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of 0.40% of the principal amount. Any underwriter may allow, and any such dealer may reallow, a concession to certain other dealers not in excess of 0.20% of the principal amount. After the initial offering of the notes, the underwriters may from time to time vary the offering price and other selling terms.

The underwriting discounts and commissions are equal to 0.65% of the principal amount of the notes.

The aggregate proceeds to us are set forth on the cover page of this prospectus supplement before deducting our expenses. We estimate that our total expenses for this offering, not including the underwriting discount, will be approximately $800,000.

New Issue of Securities

The notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. The underwriters have advised us that they intend to make a market in the notes, but they have no obligation to do so and may discontinue market making at any time without providing notice. No assurances can be given as to the liquidity of any trading market for the notes.

Indemnification and Contribution

We have also agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

No Sale of Similar Securities

We have agreed, during the period from the date of the underwriting agreement until the business day immediately following the delivery of the notes, not to offer, sell, contract to sell or otherwise dispose of any debt securities or warrants to purchase or otherwise acquire debt securities issued by us that are substantially similar to the notes without the prior written consent of the representatives.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Finally, the underwriters may impose a penalty bid. The underwriting syndicate may reclaim selling concessions allowed for distributing the notes in this offering, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us in the ordinary course of their respective businesses, for which they received or will receive customary fees and expenses. Certain affiliates of the underwriters are lenders under our bank credit facility.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of IFF (directly, as collateral securing other obligations or otherwise). The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area (“EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer to the public of any notes which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State may be made at any time with effect from and including the Relevant Implementation Date under the following exemptions under the Prospectus Directive:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospective Directive, subject to obtaining the prior consent of the underwriters for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purpose of the this provision, the expression “an offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

This prospectus supplement has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

This EEA selling restriction is in addition to any other selling restrictions set out in this prospectus supplement.

United Kingdom

This prospectus supplement is only being distributed to and is only directed at, (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes has been issued, may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (the Financial Instruments and Exchange Act) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable within 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; or (4) as specified in Section 276(7) of the SFA.

LEGAL MATTERS

Certain legal matters with respect to the validity of the notes offered under this prospectus supplement will be passed upon for us by Greenberg Traurig, LLP, New York, New York. Certain legal matters relating to the offering will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are “incorporating by reference” into this prospectus supplement specific documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offering of all of the securities covered by this prospectus supplement has been completed.

We incorporate by reference into this prospectus supplement the following documents filed by us with the SEC, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, each of which should be considered an important part of this prospectus supplement:

Commission Filing (File No. 001-04858)	Period Covered or Date of Filing

Annual Report on Form 10-K (including the portions of our Proxy Statement on Schedule 14A for our 2013 Annual Meeting of Shareholders filed with the Commission on March 12, 2013 that are incorporated herein by reference)

Year Ended December 31, 2012

All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act	After the date of this prospectus supplement

We will provide to each person, including any beneficial owner, to whom a prospectus supplement and the accompanying prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement and the accompanying prospectus but not delivered with this prospectus supplement and accompanying prospectus.

You may request a copy of each of our filings at no cost, by writing or telephoning us at the following address or telephone number:

International Flavors & Fragrances Inc.

Attention: Investor Relations

521 West 57th Street

New York, NY 10019

Phone: (212) 765-5500

PROSPECTUS

INTERNATIONAL FLAVORS & FRAGRANCES INC.

DEBT SECURITIES

We may offer and sell from time to time, in one or more offerings, our debt securities. This prospectus describes the general terms of these debt securities and the general manner in which we will offer and sell them.

The specific terms and amounts of any debt securities and the specific manner for their offer and sale will be included in a prospectus supplement, which we will deliver together with this prospectus at the time of the sale. The prospectus supplement may also supplement, update or amend information contained in this prospectus. You should carefully read this prospectus, any related prospectus supplement and the documents incorporated by reference herein and therein, if any, before you invest in our debt securities. This prospectus may not be used to sell debt securities unless it is accompanied by a prospectus supplement.

We may sell the debt securities on a continuous or delayed basis directly to investors, through underwriters, dealers or agents, as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any underwriters, dealers and agents, reserve the right to reject, in whole or in part, any proposed purchase of debt securities. More information about the way we will distribute the debt securities is in the section titled “Plan of Distribution.” The names of any underwriters, dealers or agents that will participate in a sale of debt securities to you, and any applicable commissions or discounts, will be stated in an accompanying prospectus supplement.

Unless we state otherwise in a prospectus supplement, we will not list any of the debt securities on any securities exchange.

Investing in our securities involves risks. For a discussion of the risks you should consider before deciding to purchase these debt securities, please see the section titled “Risk Factors,” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 21, 2013.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we have filed with the Securities Exchange Commission (the “SEC”). By using a shelf registration statement, we may sell the debt securities at any time and from time to time in one or more offerings. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the debt securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information; Incorporation By Reference.”

This prospectus only provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that contains specific information about the terms of those debt securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information; Incorporation By Reference.”

We are not making an offer of these debt securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the document.

References in this prospectus to “IFF,” “the Company,” “we,” “us” and “our” are to International Flavors & Fragrances Inc. (together with its subsidiaries) unless the context otherwise provides.

THE COMPANY

IFF creates, manufactures and supplies flavors and fragrances for the food, beverage, personal care and household products industries either in the form of compounds or individual ingredients. Our flavors and fragrances compounds combine a large number of ingredients that are blended, mixed or reacted together to produce proprietary formulas created by our perfumers and flavorists. Utilizing our capabilities in consumer insight, in research and product development, and in creative expertise, we collaborate with our customers to drive consumer preference for our customers’ brands. This collaboration in turn helps bolster our customers’ market share and grow equity in their brand portfolio.

As of December 31, 2012, we had operations in 32 different countries worldwide and approximately 5,700 employees. We operate in two business segments, Flavors and Fragrances, and collaborate with our customers to serve consumers in more than 100 countries.

Our principal executive offices are located at 521 West 57th Street, New York, New York 10019 and our telephone number is (212) 765-5500.

RISK FACTORS

Investment in our debt securities involves risks. Before you decide whether to purchase any of our securities, you should be aware of the risk factors discussed in the section titled “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2012, as they may be updated and modified periodically in our reports filed with the SEC. See “Where You Can Find More Information; Incorporation By Reference” for more information on these reports. The occurrence of any of these risks might cause you to lose all or part of your investment in our debt securities. You should carefully consider these risk factors together with all other information in this prospectus, incorporated by reference in this prospectus and the applicable prospectus supplement before deciding to invest in our debt securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus and the documents incorporated by reference, which are not historical facts or information, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current assumptions, estimates and expectations and include statements concerning (i) our ability to capitalize on our emerging market presence to achieve our growth targets, (ii) the impact of our profit improvement initiatives, (iii) our competitive position in the market and financial performance in 2013, (iv) future local currency growth rates and drivers of growth, (v) the impact of our strategy to exit certain low margin sales activities in our Flavors business, (vi) our ability to continue to recover margins and offset the effects of elevated raw material costs, (vii) our ability to leverage our knowledge of consumer trends and engage in collaborations that lead to new technologies, and (viii) the ultimate resolution of pending tax matters with the Spanish tax authorities. These forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in the Company’s business that could cause actual results and events to differ materially from those in the forward-looking statements. Certain of such forward-looking information may be identified by such terms as “expect,” “anticipate,” “believe,” “outlook,” “may,” “estimate,” “should,” “predict” and similar terms or variations thereof. Such forward-looking statements are based on a series of expectations, assumptions, estimates and projections about the Company, are not guarantees of future results or performance, and involve significant risks, uncertainties and other factors, including assumptions and projections, for all forward periods. Actual results of the Company may differ materially from any future results expressed or implied by such forward-looking statements. Such factors include, among others, the following:

•	the economic climate for the Company’s industry and demand for the Company’s products;

•	the ability of the Company to successfully implement its strategic plan and achieve the estimated savings;

•	fluctuations in the price, quality and availability of raw materials;

•	decline in consumer confidence and spending;

•	changes in consumer preferences;

•	the Company’s ability to predict the short and long-term effects of global economic conditions;

•	movements in interest rates;

•	the Company’s ability to implement its business strategy, including the achievement of anticipated cost savings, profitability, realization of price increases and growth targets;

•	the Company’s ability to successfully develop new and competitive products and enter and expand its sales in new and other emerging markets;

•	the effects of any unanticipated costs and construction or start-up delays in the expansion of any of the Company’s facilities;

•	the impact of currency fluctuations or devaluations in the Company’s principal foreign markets;

•	any adverse impact on the availability, effectiveness and cost of the Company’s hedging and risk management strategies;

•

uncertainties regarding the outcome of, or funding requirements, related to litigation or settlement of pending litigation, uncertain tax positions or other contingencies, including the final assessment for the Company’s Spanish subsidiaries’ 2011 tax return and appeal regarding the tax assessments for the 2002-2003 fiscal years;

•

the impact of possible pension funding obligations and increased pension expense, particularly as a result of changes in asset returns or discount rates, on the Company’s cash flow and results of operations;

•	the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its representatives by U.S. and foreign governments;

•	adverse changes in federal, state, local and foreign tax legislation or adverse results of tax audits, assessments, or disputes;

•

the direct and indirect costs and other financial impact that may result from any business disruptions due to political instability, armed hostilities, incidents of terrorism, natural disasters, or the responses to or repercussion from any of these or similar events or conditions;

•	the Company’s ability to quickly and effectively implement its disaster recovery and crisis management plans; and

•	adverse changes due to accounting rules or regulations.

The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the Company (such as in our other filings with the Securities and Exchange Commission (“SEC”) or in company press releases) for other factors that may cause actual results to differ materially from those projected by the Company. For additional information regarding factors that could affect the Company’s results of operations, financial condition and liquidity, see “Risk Factors” in this prospectus and in any prospectus supplement, as well as the risks described in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q and as may be included from time to time in our reports filed with the SEC.

The Company intends its forward-looking statements to speak only as of the time of such statements and does not undertake or plan to update or revise them as more information becomes available or to reflect changes in expectations, assumptions or results. The Company can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of, or any material adverse change in, one or more of the risk factors or risks and uncertainties referred to in this prospectus or included in any of our periodic reports filed with the SEC and incorporated by reference to this prospectus could materially and adversely impact our operations and our future financial results.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we will use the net proceeds from the sale of our debt securities for general corporate purposes, including working capital. The prospectus supplement relating to an offering will contain a more detailed description of the use of proceeds of any specific offering of our debt securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference into this prospectus and any prospectus supplement. See “Where You Can Find More Information; Incorporation By Reference.”

Fiscal Year Ended
December 31, 2012	December 31, 2011	December 31, 2010	December 31, 2009	December 31, 2008
8.45x	7.19x	6.79x	4.71x	4.30x

For purposes of this ratio, earnings consist of income before income taxes plus fixed charges and excluding capitalized interest. Fixed charges consist of interest expense, including capitalized interest and one-third of rental expense, which we deem to be a reasonable estimate of the portion of our rental expense that is attributable to interest. Interest expense excludes interest related to unrecognized tax benefits, which is recognized as a component of income tax expense.

DESCRIPTION OF DEBT SECURITIES

The debt securities will be our unsecured direct obligations. The debt securities will be issued under one or more indentures between us and a trustee. Any indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. The statements made in this prospectus relating to any indenture and the debt securities to be issued under any indenture are summaries of certain anticipated provisions of the indenture, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the indenture and the debt securities.

General

We have filed with this registration statement a form of indenture relating to our debt securities. Our debt securities will rank equally and ratably in right of payment with other unsecured indebtedness of ours that is not subordinated. While such debt securities rank equally and ratably with our other unsecured indebtedness that is not subordinated, it is effectively junior to secured debt or debt on the level of our subsidiaries. We may issue the debt securities without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of our Board of Directors or as established in one or more indentures. We need not issue all debt securities of one series at the same time. Unless we otherwise provide, we may reopen a series, without the consent of the holders of such series, for issuances of additional securities of that series.

We anticipate that any indenture will provide that we may, but need not, designate more than one trustee under an indenture, each with respect to one or more series of debt securities. Any trustee under any indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to that series. The applicable prospectus supplement will describe the specific terms relating to the series of debt securities we will offer, including, where applicable, the following:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

•	the place or places where payments will be made;

•	the rate or rates at which the debt securities will bear interest or the manner or calculation of such rate or rates, if any;

•

the date or dates from which interest will accrue, the interest payment dates on which interest will be payable or the manner of determination of such interest payment dates, and the record date for the determination of holders to whom interest is payable on any interest payment date;

•	the right, if any, to extend the interest payment periods and the duration of such extension;

•

the period or periods within which (or manner of determining the same), the price or prices at which (or manner of determining the same) and the terms and conditions upon which, debt securities of the series may be redeemed, in whole or in part, at our option, and any remarketing arrangements with respect to the debt securities of that series;

•

the obligation, if any, of the Company to redeem or purchase debt securities of the series pursuant to any sinking fund or analogous provisions (including payments made in cash in participation of future sinking fund obligations) or at the option of a holder thereof and the period or periods within which (or manner of determining the same), the price or prices at which (or manner of determining the same), and the terms and conditions upon which, debt securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	the form of the debt securities of the series, including the form of the Trustee’s certificate of authentication for such series and any legends or endorsements to be placed thereon;

•	if other than denominations of $1,000 and any integral multiple of $1,000 in excess thereof, the denominations in which the debt securities of the series shall be issuable;

•

any and all other terms with respect to such series (which terms shall not be inconsistent with the terms of the indenture), including any terms which may be required by or advisable under U.S. laws or regulations or advisable in connection with the marketing of debt securities of that series;

•

whether the debt securities are issuable as global securities or definitive form or both and any restrictions on the exchange of one form of the debt securities for another and on the offer, sale and delivery of the debt securities in either form, and, if issuable as global securities, the identity for the depositary for such series;

•

if other than the principal amount thereof, the portion of the principal amount of debt securities of the series which shall be payable upon declaration of acceleration of the maturity thereof pursuant to the indenture;

•	any additional or different events of default or restrictive covenants provided for with respect to the debt securities of the series;

•	any provisions granting special rights to holders when a specified event occurs;

•

if other than such coin or currency of the United States of America as at the time of payment is legal tender for payment of public or private debts, the coin or currency or currency unit in which payment of the principal of, or premium, if any, or interest on the debt securities of the series shall be payable; and

•	if a person other than U.S. Bank National Association is to act as trustee for the debt securities of that series, the name and location of the corporate trust office of such trustee;

•	whether payment of any amount due under the debt securities will be guaranteed by one or more guarantors, including subsidiaries of the Company; and

•	any other terms of the debt securities of that series (which terms shall not be inconsistent with the requirements of the Trust Indenture Act).

We may also issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

Denomination, Interest, Registration and Transfer

Unless otherwise described in the applicable prospectus supplement, we will issue the debt securities of any series that are registered securities in denominations of $1,000 and integral multiples of $1,000 in excess of $1,000.

Unless otherwise specified in the applicable prospectus supplement, we will pay the interest, principal, and premium, if any, on any debt securities at the corporate trust office of the trustee. If we do not punctually pay or duly provide for interest on any interest payment date, the defaulted interest will be paid either:

•	to the person in whose name the debt security is registered at the close of business on a special record date to be fixed by the applicable trustee; or

•	in any other lawful manner, all as more completely described in the applicable indenture.

You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an “exchange.” You may exchange or transfer debt securities at the corporate trust office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the “security registrar.”

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The security registrar will make the transfer or exchange only if it is satisfied with your proof of ownership.

Consolidation, Merger and Sale of Assets

Under any indenture, we are generally permitted to consolidate or merge with another company. We are also permitted to sell substantially all of our assets to another company, or to buy substantially all of the assets of another company. However, if we take any of these actions, we must meet the following conditions:

•

The successor entity to such consolidation or merger, or the entity which acquires substantially all of our assets, shall expressly assume by supplemental indenture (which shall conform to the provisions of the Trust Indenture Act, as then in effect), satisfactory in form to the trustee and executed and delivered to the trustee, the due and punctual payment of the principal of (and premium, if any) and interest on all debt securities in accordance with the terms of such securities, and the due and punctual performance and observance of all the covenants and conditions of the applicable indenture with respect to such securities to be kept or performed by us; and

•	Any other condition described in the applicable prospectus supplement.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any series of debt securities.

Events of Default

The indenture defines an “Event of Default” with respect to any series of debt securities issued pursuant to the indenture. Events of Default on debt securities are any of the following:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days;

•	default in the payment of principal of or premium on any debt security of that series when due and payable;

•

default in the performance or breach of any other covenant by us in the indenture (other than a covenant that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 30 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of at least 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization involving us; and

•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if (i) we have paid or deposited with the trustee a sum sufficient to pay all matured installments of interest on such debt securities, all principal of such debt securities and amounts payable to the trustee and (ii) all Events of Default, other than the non-payment of the principal with respect to debt securities of that series which have become due solely by such declaration of acceleration, have been remedied or waived as provided in the indenture and the trustee’s fees and expenses have been paid in full.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the trustee receives security or indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

•

the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and after receipt of such request the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

The indenture requires us to furnish to the trustee upon request a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

We or the trustee may amend or supplement the indenture or the debt securities of one or more series without the consent of the holders of the outstanding debt securities under the indenture:

•	to cure any ambiguity, mistake or inconsistency in the indenture;

•

to correct or supplement any provision contained in the indenture or in any supplemental indenture which may be defective or inconsistent with any other provision contained in the indenture or in any supplemental indenture, or to make such other provisions in regard to matters or questions arising under the indenture or under any supplemental indenture as the Board of Directors may deem necessary or desirable and which shall not materially and adversely affect the interests of the holders of debt securities;

•	evidence the succession of another corporation to the Company, or successive successions and the assumption by the successor corporation of the covenants, agreements and obligations of the Company;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•

to add to the covenants of the Company for the benefit of the holders of all or any series of debt securities (and if such covenants are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power herein conferred upon the Company;

•

to add to, delete from, or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication, and delivery of debt securities, as set forth in the indenture;

•	to make any change that does not adversely affect the rights of any holder of debt securities in any material respect;

•

to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series, to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

•	to add or change CUSIP numbers or other identifying numbers of the debt securities of any series upon notice to holders of such debt securities;

•	to remove any legends placed on a debt security in accordance with the indenture;

•	to add any additional Events of Default;

•

to change or eliminate any of the provisions of the indenture, provided that any such change or elimination shall become effective only when there is no debt security of any series outstanding created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

•	to secure the debt securities pursuant to any applicable covenants under the debt securities of any series; and

•

to evidence and provide for the acceptance of appointment under the indenture by a successor trustee with respect to any debt securities of one or more series and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than the one Trustee.

In addition, we may modify and amend the indenture as to all other matters with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments, provided however that we may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	extend the fixed maturity of any debt securities of any series;

•	reduce the principal amount of such debt securities;

•	reduce the rate or extend the time of payment of interest on such debt securities;

•	reduce any premium payable upon the redemption of such debt securities;

•	reduce the percentage of the holders of debt securities required to consent to any such supplemental indenture;

•	modify the right of any holder to receive or sue for payment of principal, premium or interest that would be due at the stated maturity; or

•	expressly subordinate the obligations of any series of debt securities to other indebtedness of the Company.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may also, on behalf of the holders of all the debt securities of such series, waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series as and when the same became due; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Discharge, Defeasance and Covenant Defeasance

Discharge. We may discharge some obligations to holders of any series of debt securities that either have become due and payable or will become due and payable within one year, or scheduled for redemption within one year, by irrevocably depositing with the trustee, in trust, funds in the applicable currency in an amount sufficient to pay the debt securities, including any premium and interest.

Full Defeasance. We can, under particular circumstances, effect a full defeasance of your series of debt securities. By this we mean we can legally release ourselves from any payment or other obligations on the debt securities if we put in place the following arrangements to repay you:

•

We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•

We must deliver to the trustee a legal opinion confirming that the holders of outstanding debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, based on the fact that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling (which ruling may be, but need not be, issued with respect to the Company) or (ii) since the date of the applicable indenture, there has been a change in the applicable U.S. federal income tax law.

If we did accomplish full defeasance, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

Covenant Defeasance. Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the securities and you would be released from any subordination provisions. In order to achieve covenant defeasance, we must do the following:

•

We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•

We must deliver to the trustee a legal opinion confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

If we accomplish covenant defeasance, the following provisions of an indenture and the debt securities would no longer apply:

•	any covenants applicable to the series of debt securities and described in the applicable prospectus supplement;

•	certain events of default relating to breach of covenants and acceleration of the maturity of other debt set forth in any prospectus supplement.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. If one of the remaining events of default occurs, for example, our bankruptcy, and the debt securities become immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Forms of Securities

Each security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities will be in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the securities represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

We may issue the registered securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or its nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the indenture. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal or premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of the Company, the trustee, or any other agent of the Company or the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders of that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. If an Event of Default has occurred and is continuing with respect to any debt securities represented by a registered global security and the depositary requests the issuance of certificated debt securities, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. In addition, we may, at any time and in our sole discretion, determine not to have securities represented by registered global securities and, in that event, will issue securities in definitive form for the registered global securities of that series. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the trustee. It is expected that the depositary’s instructions will be based on directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

We may sell the securities being offered:

•	directly to purchasers,

•	through agents,

•	through dealers,

•	through underwriters, or

•	through a combination of any of the above methods of sale.

The distribution of the securities may be effected from time to time in one or more transactions either:

•	at a fixed price or prices, which may be changed,

•	at market prices prevailing at the time of sale,

•	at prices related to such prevailing market prices, or

•	at negotiated prices.

Offers to purchase the securities may be solicited directly by us or by agents designated by us from time to time. Any agent, which may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, as amended (the “Securities Act”), involved in the offer or sale of the debt securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth in the prospectus supplement relating to the offering of the securities. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell the securities to the dealer, as principal. The dealer, which may be deemed to be an underwriter as that term is defined in the Securities Act, may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. Dealer trading may take place in certain of the securities, including securities not listed on any securities exchange.

If an underwriter or underwriters are utilized in the sale, we will execute an underwriting agreement with the underwriters at the time of sale to them and the names of the underwriters will be set forth in the applicable prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. The obligations of underwriters to purchase securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the securities of a series if any are purchased.

Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that they may be required to make in respect thereof. Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

Except as indicated in the applicable prospectus supplement, the securities are not expected to be listed on a securities exchange, and any underwriters or dealers will not be obligated to make a market in securities. We cannot predict the activity or liquidity of any trading in the securities.

LEGAL MATTERS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, Greenberg Traurig, LLP, New York, New York, will provide opinions regarding the authorization and validity of the securities. Any underwriters will also be advised about the validity of the securities and other legal matters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York, or any other counsel to the underwriters named in a prospectus supplement accompanying this prospectus.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file annual, quarterly and current reports and certain other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the Public Reference Room and its copy charges.

We are “incorporating by reference” into this prospectus specific documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offerings of all of the securities covered by this prospectus has been completed. This prospectus is part of a registration statement filed with the SEC.

We incorporate by reference into this prospectus the following documents filed by us with the SEC, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, each of which should be considered an important part of this prospectus supplement:

Commission Filing (File No. 001-04858)	Period Covered or Date of Filing

Annual Report on Form 10-K (including the portions of our Proxy Statement on Schedule 14A for our 2013 Annual Meeting of Shareholders filed with the Commission on March 12, 2013 that are incorporated herein by reference)

Year Ended December 31, 2012

All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act	After the date of this prospectus

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus.

You may request a copy of each of our filings at no cost, by writing or telephoning us at the following address or telephone number:

International Flavors & Fragrances Inc.

Attention: Investor Relations

521 West 57th Street

New York, NY 10019

Phone: (212) 765-5500

We maintain an internet website at www.iff.com, which contains information relating to us and our business. We do not incorporate the information on our internet website by reference.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in or incorporated by reference in this prospectus and any prospectus supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

The information in or incorporated by reference in this prospectus and any prospectus supplement may not contain all of the information that may be important to you. You should read the entire prospectus and any prospectus supplement, as well as the documents incorporated by reference in the prospectus and any prospectus supplement, before making an investment decision.

INTERNATIONAL FLAVORS & FRAGRANCES INC.

$300,000,000

3.20% Senior Notes due 2023

PROSPECTUS SUPPLEMENT

APRIL 1, 2013